Exhibit (a)(1)(F)
HOME E MAIL CONTACT US FLEXTRONICS Need Help? EMAIL; stock.admin@flextronics.com Welcome to the Website for Flextronics’s Offer to Exchange Certain Outstanding Options for Replacement Options The Exchange Offer allows eligible employees to voluntarily exchange their eligible outstanding stock options for a lesser amount of replacement stock options with a lower exercise price equal to the closing price of Flextronics’s ordinary shares on the date of the Exchange. This website provides you with the offering materials describing the Exchange Offer and the election form needed to accept this offer, To logon, please enter your Login ID (This is your UBS Login ID) and temporary password. Your temporary password and login ID were sent to you by e-mail on July 14, 2009. You will be required to change your password if visiting the website for the first time. If you have misplaced or did not receive your password, send an email to the following: stock.admin@flextronics.com User Name: (Not case sensitive) ;Case Sensitive” Password:

HOME E MAIL CONTACT US LOG OUT FLEXTRONICS Need Help? EMAIL:stock.admin@flextronics,com Welcome to the Website for Flextronics Offer to Exchange Certain Outstanding Options for Replacement Options We are pleased to announce that Flextronics has officially launched an offer to exchange certain outstanding options for replacement options [the “offer”) on July 14. 2009. The offer will remain open until 2:00 p.m.. Pacific Time on August 11 2009. unless extended by Flextronics. We will notify you if we extend the offer period. An option is deemed to be an “eligible option” if it meets each of the following conditions: (i) The option was issued at least 12 months prior to the date of the commencement of the offer: (ii) The option was granted with an exercise price per share of at least $10.00: (iii) The option is held by an individual who. on the date of the grant of the new option is a current employee of Flextronics or one of its subsidiaries (Non-employees, members of Flextronics’s Board of Directors and its executive officers are not eligible to participate in the exchange): (iv) The option holders home country is one of the following countries: Austria. Brazil. Canada. China Finland France Germany Hong Kong Hungary. Ireland. Israel. Malaysia. Mexico. Netherlands Singapore. Sweden. Taiwan, the United Kingdom and the United States: and (v) The option is outstanding on the expiration date of the offer. The specific terms of the offer are described in the Offer to Exchange Certain Stock Options for Replacement Stock Options, dated as of July 14. 2009. and the other documents relating to the offer and referred to therein or in the Schedule TO that we have filed with the Securities and Exchange Commission (the “offering materials”). To view these documents, please click here.

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Election Form

Tender of Eligible Stock Options Pursuant to the Offer to Exchange Certain Outstanding Options for New Options Dated July 14, 2009.

The offer expires at 2:00 p.m., Pacific Time on August 11, 2009, unless the offer is extended by Flextronics.

Name :

Employee ID :

Below is a list of the grants you hold that are eligible for exchange in the offer in accordance with the terms and conditions of the offering materials. You may elect to exchange your eligible options on a grant-by-grant basis. You may not split a single grant. This offer includes all of your eligible outstanding options, whether vested or not.

Participation in the Option Exchange program is voluntary. If you choose not to participate, you will keep all of your outstanding stock options, including the stock options that are eligible for the exchange, and you will not receive a replacement grant. No changes will be made to the terms of your current stock options if you choose not to participate.

If you elect to exchange some or all of your eligible option grants, the number of replacement options that you will receive will be based on the following exchange ratios, which take into consideration the exercise price of the eligible options, among other factors:

1. Options with an exercise price of between $10.00 to $11.99 will be exchanged at a ratio of 1.5 to 1; and
2. Options with an exercise price of $12 or greater will be exchanged at a ratio of 2.4 to 1.

The replacement stock options will be granted following the expiration of the offer. The replacement stock options will have a new term of seven years from the date of grant and will be subject to new vesting requirements as follows:

Time Remaining in Existing Vesting Schedule:	New Vesting Schedule:
Two Years or Less (including fully vested option grants)	Two Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 12 equal monthly installments thereafter)
Two - Three Years	Three Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 24 equal monthly installments thereafter)
Three – Four Years	Four Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter)

Other terms of your replacement options may be different than the terms of the options that you elect to surrender in the offer. For additional information about the terms of the offer and the replacement options, please refer to the offering materials.

Indicate your decision to tender your eligible options for replacement options by checking the "Yes" box under the grey column labeled as "Tender" and "Exchange". If you do not want to tender one or more of the option grants, check the "No" box in the grey column. If you do not clearly mark the "Yes" box with respect to an eligible grant, your election with respect to that grant will default to "No". In that event, such eligible options will not be exchanged.

* Please note that Flextronics will not grant any fractional replacement stock options. The amounts in the column "Shares Offered" have been rounded down to the nearest whole stock option.

Please be advised that you cannot change or withdraw your election(s) after the offer expires. However, you may logon to your account at any time prior to the expiration of the offer to update your election(s). Your final election(s) in place before the offer expires will supersede any previous election(s).

Existing Grant Information								New Grant Offering			Tender
Grant ID	Grant Date	Grant Price	Award Type	Shares Outstanding	Vested Shares	Vest End Date	Expiration Date	Shares Offered	Award Type	New Vesting	Exchange
TEST 1	04/16/2001	$19.31	ISO	703	703	Vested	04/16/2011	281	2 YR Vest	NQ	◉ Yes ○ No
TEST 2	04/03/2006	$10.45	NQ	3,000	2,375	4/3/2010	04/03/2016	1,875	2 YR Vest	NQ	◉ Yes ○ No
TEST 3	06/02/2008	$10.59	NQ	5,000	1,249	6/2/2012	06/02/2015	3,125	3 YR Vest	NQ	◉ Yes ○ No

*The new vesting schedule starts as of the close of the exchange offering period. The exchange offer ends on August 11, 2009, at 2:00 p.m., Pacific Time, unless we announce that we have extended the deadline of the offer.

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HOME EMAIL CONTACT US LOG OUT FLEXTRONICS Need Help? EMAIL: stock.admin@flextronics.com com Election Exchange Review You have made the following election with respect to your Eligible Options: TEST 1 04/16/2001 $19.31 ISO 703 703 Vested 04/16/2011 281 2 YR Vest NQ TEST 2 04/03/2006 $10.45 NQ 3,000 2,375 4/3/2010 04/03/2016 1,875 2 YR Vest NQ Yes Nozx . TEST 3 06/02/2008 $10.59 NQ 5,000 1,249 6/2/2012 06/02/2015 3,125 3 YR Vest NQ Yes Nozx . Is this information correct? If yes click PROCEED TO ELECTION AGREEMENT to continue If no click RETURN TO PREVIOUS SCREEN. You can make changes or withdraw your election at any time before the expiration of the exchange offer, by following the instructions on the exchange offer website at https//flextronics.equitybenefits.com. or by properly completing and submitting a paper election form before the exchange offer ends on August 11. 2009. at 2:00 p.m.. Pacific Time, unless we announce that we have extended the deadline of the offer. After the exchange offer ends, you cannot change or withdraw your election and the last election we received from you prior to the deadline will be final. HOME E MAIL CONTACT US LOG OUT FLEXTRONICS Need Help? EMAIL:stock.admin@flextronics.com Agreement to Terms of Election I acknowledge my Election is subject to the terms conditions and restrictions contained in the Offering Materials. Email Address: Employee Name:

HOME E MAIL CONTACT US LOG OUT FLEXTRONICS Need Help? EMAIL: stock.admin@flextronics.com Print Confirmation Name : Employee ID : Date : 7/13/2009 3:49:09 PM PDT Your election information has been recorded as follows: Exercise Option Price Per Shares Subject to Shares Subject to Exchange Entire Original Grant Date Number Share Eligible Options New Option Eligible Option? Apr 16, 2001 “ TEST 1 $19.31 703 281 Yes Apr 03, 2006 “ TEST 2 $10.45 3,000 1,875 Yes Jun 02, 2008 TEST 3 $10.59 5,000 3,125 Yes PRINT THIS PAGE: by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an e-mailed “Election Confirmation Statement” after your submission. If you do not receive a confirmation e-mail within 48 hours after your submission, please forward a copy of your printed Electronic Confirmation Statement via e-mail to stock.admin@flextronics.com. Home Election Confirmation Statement Date 07/13/2009 03:49:24 PM PDT Dear Employee ID Your election has been recorded as follows: Exercise Original Grant Option Price Per Shares Subject to Shares Subject to Exchange Entire Date Number Share Eligible Options New Option Eligible Option? Apr 16, 2001 TEST 1 $19.31 703 281 Yes Apr 03, 2006 TEST 2 $10.45 3,000 1,875 Yes Jun 02, 2008 TEST 3 $10.59 5,000 3,125 Yea We strongly encourage you to print this page and keep it for your records.

HOME E MAIL CONTACT US —LOG OUT FLEXTRONICS Need Help? EMAIL: stock.admin@flextronics.com Exchange Information The Exchange Offer allows eligible employees to voluntarily exchange certain of their outstanding stock options for a lesser amount of replacement stock options with a lower exercise price equal to the closing price of Flextronics’s ordinary shares on the date of the exchange. The replacement stock options will be granted following the expiration of the tender offer period. Click on a link below to view detailed information regarding the offer: Offer to Exchange Certain Outstanding Options for New Options Agreement to Terms of Election Schedule TO — Tender Offer Statement FAQ Exchange Award Modeling Tool Notice of Grant and Grant Agreement HOME E MAIL CONTACT US LOG OUT FLEXTRONICS Need He!P? EMAIL: stock.admin@flextronics.com Contact Information To contact the Stock Option Administration. EMAIL: stock.admin@flextronics.com All inquiries will be responded to by the end of the following business day.

00001 00002 00003 00004 00005 Exchange Ratios Old Shares Granted 5,000 10,000 15,000 20,000 Old Grant Price Include in analysis Yes No Yes No Yes No No Ratio 1.5 2.4 New Awards New Grant Price 4.24 *Enter Exercise Price New Shares Granted 2,083 0 4,166 0 13,333 0 0 Enter Hypothetical Stock Data Below to Adjust Calculations & Graph | Stock Price $3.5 $7.5 $12.5 $8.75 $15. $25. $30. $22. 63.837 161.747 88.315 210.702 406.522 504.432 347.776 Disclosure not take into account all factors that you should consider in deciding whether to participate in the offer. The tool is not a forecast and does not constitute a recommendation as to whether or not you should participate in the offer We encourage you to consult with a professional financial and tax advisor to discuss your individual situation

MODELING TOOL INSTRUCTIONS

Disclosure

This tool provides limited mathematical simulations of the potential value that could be received from exchanging your eligible options for replacement options in the exchange offer and does not take into account all factors that you should consider in deciding whether to participate in the offer. The tool is not a forecast and does not constitute a recommendation as to whether or not you should participate in the offer. We encourage you to consult with a professional financial and tax advisor to discuss your individual situation.

Step 1- Entering Award Information

Exchanged Awards	00001	00002	00003	00004	00005		
Old Shares Granted	5,000	10,000	10,000	15,000	20,000		
Old Exercise Price	$15.3	$18.71	$32.55	$11.61	$38.5		

For each eligible option grant, enter the Grant ID number, the original grant price and the number of eligible options that are currently outstanding.

Step 2- Exercise Price

New Exercise Price	4.24

The new exercise price of the replacement options will not be known until the offer ends. Enter a hypothetical exercise price. You may want to view the effects of different exercise prices as part of your analysis.

Step 3- Stock Price Modeling

Stock Price	$3.5	$7.5	$12.5	$10.	$18.51	$25.	$35.	$22.

Below the graph, enter hypothetical future stock price values, which will be used to compare the value of the eligible options against the value of the replacement options. You may want to view the effects of different stock price values as part of your analysis.

Step 4- Select awards to be used in the analysis

Include in analysis	Yes	Yes	No	No	No	No	No

If you have multiple awards that are eligible for exchange, individual awards can be excluded and included in the cumulative analysis by selecting the appropriate dropdown designations.

Step 5- Viewing Results

Stock Price	$3.5	$7.5	$12.5	$10.	$18.51	$25.	$35.	$22.
New Value	-	12,225	30,975	21,600	53,513	77,850	115,350	66,600
Old Value	-	-	-	-	14,050	111,400	261,400	66,400

"New Value" represents the intrinsic value of the potential replacement options at the various stock prices, while "Old Value" represents the intrinsic value of your eligible options at such prices if they are not surrendered in the exchange. Intrinsic value is the difference between the hypothetical stock prices and the grant price of the options, which would be paid upon exercise. Intrinsic value does not take into account all relevant factors, such as taxes.